                         NOTIFICATION OF ADDITIONAL PORTFOLIO
                         ------------------------------------

               Kemper Money Market Fund, a Massachusetts business trust (the "Fund"), pursuant to Paragraph 2 of the Investment Management Agreement ("Management Agreement") dated November 29, 1985 between the Fund and Kemper Financial Services, Inc. (the "Adviser") hereby notifies the Adviser that it desires to retain the Adviser to render investment advisory and management services under the Management Agreement for the Government Securities Portfolio of the Fund.

          Dated:  November 14, 1986


                                        Kemper Money Market Fund


                                        By:  /s/ Charles M. Kierscht
                                           ---------------------------
                                        Title: President

          Attest:  /s/ Philip J. Collora
                 -------------------------
          Title:  Assistant Secretary


               Adviser, pursuant to said Paragraph 2 of the Management Agreement, hereby notifies the Fund that it is willing to render the aforesaid services for the Government Securities Portfolio and acknowledges that such Government Securities Portfolio shall hereby become a Portfolio under the Management Agreement.

          Dated:  November 14, 1986

                                        Kemper Financial Services, Inc.


                                        By: /s/ Robert J. Engling
                                           ------------------------------
                                        Title:  Senior Vice President

          Attest: /s/ David F. Dierenfeldt
                 --------------------------
          Title:  Assistant Secretary